EXHIBIT 99.1

ECOSPHERE TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Q4 Cash Flow From Operations $2.5 Million
Q4 Revenue Up 227% Year/Year
2011 Revenue Up 135% Year/Year

STUART, Fla., Mar. 8, 2012 (GLOBE NEWSWIRE) -- Ecosphere Technologies, Inc. (OTCBB:ESPH), a diversified water engineering, technology licensing and environmental services company, today announced financial results for the fourth quarter and full year 2011.  For the first time in its history, the Company reported positive annual operating cash flow of over $2.6 million. The Company recorded $8.3 million of revenue for the 2011 fourth quarter, representing a 227% year-over-year increase.  Revenue for the full year 2011 was $21.1 million, a 135% increase versus 2010.

Ecosphere Chairman and Chief Executive Officer Charles Vinick stated, “The pivotal event in 2011 was our licensing agreement with Hydrozonix.  The agreement commits them to purchase a minimum of sixteen EF80s over the initial two years to maintain their exclusivity, which should yield at least $44 million in revenue to Ecosphere.  We executed on this deal by delivering the first four units in 2011.  For the first time in our history, this license agreement gives us sales visibility through 2012 and into 2013. In addition to our licensing revenue, we have seen continued growth of our water treatment service business in onshore oil and gas fracturing and we see numerous other industrial wastewater treatment opportunities that we can exploit with our patented Ozonix technologies.”

Fourth Quarter 2011 Financial Details

Q4 2011 revenue increased 227% year-over-year to $8.3 million.  The mix of revenue was $5.8 million of equipment sales and licensing, representing 70% of total revenue, and $2.5 million of field services, or 30% of revenue.  In 2010, all revenue was derived from field services.

Gross profit in the fourth quarter 2011 was $4.2 million, representing a gross margin of 50.6%.

Selling, general and administrative (“SG&A”) expenses were $4.5 million, which slightly exceeded gross profit and led to a small operating loss. SG&A included $2 million in non-cash compensation. SG&A expense was down from the same period a year ago despite total revenues growing over threefold.

Net loss attributable to common shareholders of $685,590 reflects the net loss plus the accrual of preferred stock dividends, as well as the net income applicable to the noncontrolling interest in its consolidated subsidiary, Ecosphere Energy Services, LLC.

Full Year 2011 Financial Details

Revenue for the year ended December 31, 2011 was $21.1 million, an increase of $12.1 million over the year ended December 31, 2010.  This increase was primarily due to the sale of four Ozonix® EF80 units representing 54% of total revenue, or $11.5 million.  The remaining portion of revenues was $9.6 million attributable to field services, or 46% of revenue.  In 2010, our revenue was derived solely from field services to oil and gas exploration companies.

Gross profit for the year ended December 31, 2011 was $10.2 million verses $5.6 million for the year ended December 31, 2010.

Selling, general and administrative expenses were $15.6 million, which includes $6.7 million in non-cash compensation.  Although the Company had an increase in SG&A expenses for the year ended December 31, 2011 over 2010, the Company experienced significant growth in revenue in the same period.  The Company intends to continue to invest in its corporate infrastructure to support rapid growth in the near term, but expects to experience operating leverage over longer time periods.

Net loss for 2011 was $5.9 million. Net loss attributable to common shareholders of $7.7 million, or $0.05 per share, reflects the net loss plus the payment of preferred stock dividends, as well as the net income applicable to the noncontrolling interest in its consolidated subsidiary, Ecosphere Energy Services, LLC.

The Company strengthened its balance sheet in 2011, concluding the year with over $2 million in cash, reduced debt and had positive working capital. The Company also generated over $2.6 million in operating cash flow for the year.

Adrian Goldfarb, Chief Financial Officer of Ecosphere Technologies, said, “Our fundamental business momentum continues.  We are generating increasingly more operating cash and the Company is now in the position to achieve profitability.  Also, Ecosphere’s strengthening balance sheet gives us the financial flexibility to fund new growth opportunities.”

2012 Financial Guidance

In 2012, Ecosphere expects total revenue to rise approximately 33% to around $28 million.  Gross profit is estimated to be over $14 million, representing at least a 50% gross margin.  Operating expenses are expected to equal gross profit, leading to operating income that will be approximately at breakeven.  Excluding non-cash expenses such as depreciation, operating cash flow is expected to increase to approximately $3 million.

Fourth Quarter 2011 Conference Call Details

The Company will discuss its financial results and guidance in a conference call today at 4:30 p.m. EST. The conference call can be accessed by dialing toll-free +1 (888) 221-3915 (U.S.) or +1 (913) 312-0836 (International).  A telephone replay will be available approximately two hours after the call concludes through Thursday, March 15, 2012 by dialing toll-free +1 (877) 870-5176 (U.S.) or +1 (858) 384-5517 (International), and by entering the passcode: 6433438. A live webcast of the conference call will be available through the Company’s website at http://ir.stockpr.com/ecospheretech/events and will be archived on the website for one year.

About Ecosphere Technologies

Ecosphere Technologies, Inc. (OTCBB:ESPH) is a diversified water engineering, technology licensing and environmental services company that designs, develops, and manufactures wastewater treatment technologies for a variety of industrial markets. The company provides environmental services and technology solutions for large-scale, sustainable applications across industries, nations and ecosystems.

Ecosphere is currently driving clean water innovation with its patented Ozonix advanced oxidation technologies and mobile, low-maintenance water treatment systems. Ecosphere's patented Ozonix technology is a high-volume, advanced oxidation process designed to recycle water while reducing liquid chemicals used during water treatment applications. In Operation since 2008, the Ozonix technology has enabled Ecosphere's oil and gas customers to recycle and reuse over 1 billion gallons of water on more than 475 oil and natural gas wells in major shale plays across the country.

For more information, please visit www.EcosphereTech.com.

To receive timely information on Ecosphere Technologies, sign up for Ecosphere's email news alert system at http://www.ESPH-IR.com.

Contact:

Investor Relations:
Paul Meeks, CFA
Senior Vice President
Investor Relations Consultant
+1 (203) 682-8248
paul.meeks@icrinc.com

Press and Media Relations:
Brian Ruby
Vice President
+1 (203) 682-8268
brian.ruby@icrinc.com

Company:
Corey McGuire
Director of Marketing
Ecosphere Technologies, Inc.
+1 (772) 287-4006
cmcguire@ecospheretech.com

Ecosphere Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues
Equipment sales and licensing	$5,815,026	$-	$11,460,078	$-
Field services	2,470,618	2,536,697	9,628,081	8,964,484
Total revenues	8,285,644	2,536,697	21,088,159	8,964,484

Cost of revenues
Cost of equipment	3,533,058	-	8,261,524	-
Cost of field services	590,606	853,122	2,583,911	3,394,688
Total cost of revenues	4,123,664	853,122	10,845,435	3,394,688

Gross profit	4,161,980	1,683,575	10,242,724	5,569,796

Operating expenses
Selling, general and administrative	4,513,499	5,379,717	15,582,966	14,014,824
Asset impairment charge	-	-	-	116,000
Restructuring charge	-	-	-	50,000
Total operating expenses	4,513,499	5,379,717	15,582,966	14,180,824

Loss from operations	(351,519)	(3,696,142)	(5,340,242)	(8,611,028)

Other income (expense)
Other income	426	19	910	292
Gain (loss) on settlement, net	-	(65,756)	-	(65,756)
Gain (loss) on conversion, net	1,064	101,476	(93,762)	(19,604)
Interest expense	(121,045)	(237,009)	(581,392)	(1,176,222)
Change in fair value of derivative instruments	147,355	43,690	152,888	(12,787,666)
Total other income (expense)	27,800	(157,580)	(521,356)	(14,048,956)

Net loss	(323,719)	(3,853,722)	(5,861,598)	(22,659,984)

Preferred stock dividends	(25,750)	(25,750)	(103,000)	(105,500)

Net loss applicable to common stock	(349,469)	(3,879,472)	(5,964,598)	(22,765,484)

Less: net (income) loss applicable to noncontrolling
interest in consolidated subsidiary	(336,121)	585,322	(1,690,075)	528,277

Net loss applicable to Ecosphere Technologies, Inc.			-	-
common stock	$(685,590)	$(3,294,150)	$(7,654,673)	$(22,237,207)

Net loss per common share applicable to
common stock
Basic and diluted	$-	$(0.10)	$(0.05)	$(0.17)

Ecosphere Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2011	2010

Current assets
Cash	$2,043,593	$46,387
Accounts receivable	873,117	703,475
Inventory	408,747	-
Prepaid expenses and other current assets	81,850	46,151
Total current assets	3,407,307	796,013
Property and equipment, net	6,141,519	7,729,721
Construction in progress	-	389,558
Patents, net	42,164	46,145
Deposits	22,598	22,205
	$9,613,588	$8,983,642

Equity (Deficit)

Current liabilities
Accounts payable	$1,180,723	$1,970,891
Accrued liabilities	1,163,504	917,872
Notes payable, net of discounts	370,561	50,000
Related party notes payable	204,776	2,636,093
Warrant derivatives fair value	347,235	610,642
Financing obligations	49,299	69,566
Total current liabilities	3,316,098	6,255,064
Notes payable, net of discounts	1,366,177	313,722
Related party notes payable	204,299	136,676
Financing obligations	168,048	-
Restructuring reserve	119,184	181,119
Total liabilities	5,173,806	6,886,581

Redeemable convertible cumulative preferred stock
Series A - 11 shares authorized; 6 shares issued and outstanding at December 31, 2011 and 2010; $25,000 per share redemption amount
plus dividends in arrears	1,158,494	1,135,994
Series B - 484 shares authorized; 322 shares issued and outstanding at December 31, 2011 and 2010; $2,500 per share redemption amount
plus dividends in arrears	2,822,302	2,741,802
Total redeemable convertible cumulative preferred stock	3,980,796	3,877,796

Commitments and contingencies

Equity (deficit)
Ecosphere Technologies, Inc. stockholders' equity (deficit)
Common stock, $0.01 par value; 300,000,000 shares authorized; 146,262,357 and
137,430,756 shares issued and outstanding at December 31, 2011 and 2010,
respectively	1,462,622	1,374,307
Common stock issuable, $0.01 par value; 71,959 and 1,347,915 issuable at December 31,
2011 and 2010, respectively	720	13,480
Additional paid-in capital	104,804,159	96,778,394
Accumulated deficit	(117,576,896)	(110,025,222)
Total Ecosphere Technologies, Inc. stockholders' deficit	(11,309,395)	(11,859,041)
Noncontrolling interest in consolidated subsidiary	11,768,381	10,078,306
Total equity (deficit)	458,986	(1,780,735)
Total liabilities, redeemable convertible cumulative preferred stock
and equity (deficit)	$9,613,588	$8,983,642

Ecosphere Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
OPERATING ACTIVITIES:
Net loss applicable to Ecosphere Technologies, Inc. common stock	$(685,590)	$(3,294,150)	$(7,654,673)	$(22,237,207)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Preferred stock dividends	25,750	25,750	103,000	105,500
Depreciation and amortization	559,032	521,926	2,174,983	1,957,881
Provision for asset impairment	-	-	-	116,000
Accretion of discount on notes payable	72,733	4,839	263,767	543,551
Restructuring charge	-	-	-	50,000
Loss on conversion of debt and accrued interest to common stock	-	-	93,762	19,604
Stock-based compensation expense	2,033,059	2,999,459	6,668,229	5,517,992
(Gain) loss from change in fair value of warrant derivative liability	(147,355)	(43,690)	(152,888)	8,772,446
Loss from change in fair value of embedded conversion option derivative liability	-	-	-	4,015,220
Non-cash expense to modify warrants	-	-	-	93,735
Shares of common stock issued for settlement	-	-	-	108,979
Noncontrolling interest in income (loss) of consolidated subsidiary	336,121	(585,322)	1,690,075	(528,277)
Net other non-cash items	45,209	-	39,440	-
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	525,898	(9,921)	(169,642)	(1,476)
Increase in inventory	(218,796)	-	(19,189)	-
Decrease in prepaid expenses and other current assets	21,128	83,375	115,353	159,172
Increase in deposits	(393)	-	(393)	(12,006)
(Decrease) increase in accounts payable	(402,057)	4,664	(790,167)	386,653
Increase (decrease) in accrued expenses	360,634	123,304	310,959	374,564
Increase (decrease) in restructuring reserve	(13,433)	5,315	(61,935)	(37,537)
Increase (decrease) in deferred revenue	-	-	-	(672,000)
Net cash provided by (used in) operating activities	$2,511,940	$(164,451)	$2,610,681	$(1,267,206)

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including 2012 guidance, future sales results from the Hydrozonix licensing agreement, opportunities to exploit the Ozonix technology, continuing to invest in corporate infrastructure, expected operating leverage, business momentum, profitability, and financial flexibility to fund new growth opportunities.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include a decline in the price of natural gas, competition and predatory pricing from larger companies, the acceptance of the EF80 and its effectiveness in the field, reluctance of businesses to change to new technologies, federal or state regulations which affect hydraulic fracturing, problems that arise from the manufacturing of the units and delays in receipt of parts from component manufacturers.

Further information on our risk factors is contained in our filings with the SEC.  Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Source:  Ecosphere Technologies, Inc.

Released March 8, 2012